                                                                  EXHIBIT 10 (w)

                              EMPLOYMENT AGREEMENT

         This Agreement is entered into, to be effective as of April 1, 2003, by and between Warrantech Direct, Inc., a Texas corporation, with its principal place of business located at 2200 Highway 121, Suite 100, Bedford, Texas 76021 ("EMPLOYER" or "WARRANTECH"), and Randy San Antonio, an individual residing at 2429 Brittany Lane, Grapevine, Texas 76051 ("EXECUTIVE").

                                    RECITALS
                                    --------

         WHEREAS, Employer desires to employ Executive and Executive desires to be employed by Employer pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the forgoing and the terms and conditions set forth herein, Employer and Executive hereby agree as follows:

         I.       EMPLOYMENT AND DUTIES

         Employer hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement. Executive shall render such executive, managerial, supervisory, developmental, marketing, or other services as Employer may specify from time to time, subject at all times to the direction and control of the President of U.S. Operations for Warrantech, Employer's Board of Directors or any designee of any thereof. Executive shall serve as and with the title of President of Warrantech Direct of Employer.

         II.      TERM

         The  term  of  Executive's   employment   under  this Agreement  shall
commence on April 1, 2003 and shall continue through March 31, 2006.

         III.     COMPENSATION

         3.1 SALARY. Employer shall pay Executive a base salary at the rate of $150,000.00 for each twelve-month period during the term of this Agreement. Such base compensation shall be payable in accordance with Employer's payroll practices as in effect from time to time.

         3.2 INCENTIVE COMPENSATION. Executive shall be eligible to receive an annual bonus equal to one percent (1%) of Warrantech Direct's net pre-tax income. In calculating the net pre-tax income and determining distributions hereunder, Employer shall rely upon Employer's financial statements as prepared by its independent certified public accountants, which financial statements shall be prepared in a manner consistent with generally accepted accounting principles. All bonuses described in this section are payable annually and shall be paid if due, fifteen days after the filing of the Employer's Annual Report on Form 10-K with the Securities and Exchange Commission. The Executive acknowledges that if the Executive's employment is terminated by the Employer for cause prior to the payment of the Bonus, the Executive shall forfeit any interest he has in the Bonus and shall not be entitled to any portion thereof.

For purposes of this Agreement, "CONSOLIDATED COMPANIES" shall mean Warrantech and all of its parents and subsidiaries.

         3.3 STOCK OPTIONS. Executive shall be eligible to participate in the stock option plan subject to the terms and conditions set forth in Exhibit "A" hereof.

         3.4 MEDICAL INSURANCE. During the term of his employment, Executive shall be eligible to participate in the Employer's medical plans, as they are in existence on the date of this Agreement, or as they may be amended or added hereafter, to the same extent as other executives of the Employer at a similar level, subject to the terms contained in the respective plan documents of any such plan and subject to any required executive/employee contribution towards such plan as determined by the Employer, which contribution shall remain the responsibility of the Executive.

         3.5 AUTOMOBILE. It is contemplated that to perform the services required by this Agreement, Executive shall obtain and remain fully responsible for the maintenance and repair of an automobile, for which Employer shall provide Executive with an expense allowance at the rate of Six Thousand Dollars ($6,000.00) per annum, payable in equal monthly installments.

         3.6 LIFE INSURANCE. Employer, for the benefit of Employee, also shall maintain in full force and effect (i) a group term life insurance policy in the face amount equal to one hundred per cent of Employee's base salary up to One Hundred Fifty Thousand Dollars ($150,000.00) and (ii) a split dollar life insurance policy with an annual premium payment in an amount equal to Ten Thousand Dollars ($10,000.00).

         3.7 VACATION. Executive shall be eligible for up to three (3) weeks of paid vacation during each calendar year in accordance with Employer's vacation schedule and policies. Vacation days shall accrue monthly.

         3.8 EXPENSES. Employer shall reimburse Executive in accordance with Employer's expense reimbursement policies for all reasonable and necessary expenses including, without limitation, travel and entertainment expenses, incurred by Executive in connection with the business of Employer. Expenses relating to membership in and attendance at trade and business associations and conventions shall be reimbursed subject to the prior approval of Employer. All such reimbursement shall be paid upon presentation of expense statements or vouchers or such other supporting information as Employer may reasonably require.

IV.      EXTENT OF SERVICE

         Executive shall devote his full time, attention, energies and skill to the business of Employer, as directed by Employer, and shall assume and perform such responsibilities and duties as may be assigned to him from time to time by the President of U.S. Operations for Warrantech, Employer's Board of Directors or any designee of either thereof. During his employment, Executive shall not engage, and shall not solicit any employees of the Employer or any of its parents, subsidiaries or affiliates to engage, in any other commercial activities.




V.       TERMINATION

         Notwithstanding any contrary provisions herein contained, the employment of Executive pursuant to this Agreement may be terminated before the expiration of the term as specified in the following provisions of this Article V, but such termination shall not affect the obligations of Executive set forth in Article VII hereof.

         5.1 DEATH OR DISABILITY. This Agreement, and all obligations of the Employer hereunder, shall terminate immediately upon the death of Executive. In the event that Executive is, due to any physical or mental injury, illness, defect or other incapacitating condition, unable to perform his duties and responsibilities for either (i) 60 consecutive days or (ii) an aggregate of 90 days in any consecutive 12-month period, the Employer may, in its discretion, terminate this Agreement at any time thereafter and the Company shall have no further obligation or liability to Executive.

         5.2 BY EMPLOYER, FOR CAUSE. (a) Employer shall have the right to terminate Executive's employment under this Agreement upon the material failure, material neglect or material refusal of Executive to:

                (i) Perform the duties  assigned to Executive  under or pursuant to this Agreement; or

               (ii) Abide by the other covenants,  terms and conditions of this
                    Agreement.

Prior to effecting any such termination, Employer shall provide Executive with notice of such failure, neglect or refusal and shall give Executive a reasonable time period, which shall not be more than ten (10) days, in which to correct such problem.

                (b) Employer shall have the right to immediately terminate Executive's employment under this Agreement for certain instances of misconduct including, but not limited to:

                (i) Misappropriating any funds or property of Employer;

               (ii) Attempting to obtain  personal  profit from any transaction in  which Employer has an interest;

              (iii) Activities  by   Executive  of  a  public   nature  failing
                    to conform to the community standard of generally accepted personal or business conduct that such activities may reasonably be expected to reflect badly upon the public image of Employer or its business; or

               (iv) Executive's   conviction  of,  or  pleading  of  guilty, or
                    no   contest,   to  a  felony,  or a  misdemeanor involving
                    dishonesty or  moral turpitude.

         5.3 BY EMPLOYER, WITHOUT CAUSE. This Agreement may be terminated by the Employer at any time without cause. In the event the Employer terminates Executive's employment hereunder for any reason other than the reasons set forth in sections 5.1 and 5.2 above, Executive shall be entitled to receive a lump-sum amount equal to three (3) months of Executive's salary (less any applicable required federal, state and local withholdings). Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Employer under this Agreement.

         5.4 BY EXECUTIVE, WITHOUT CAUSE. This Agreement may be terminated by Executive prior to the expiration of the term hereof upon not less than sixty
(60) day's prior written notice. Notwithstanding the forgoing, however, in the event that Executive gives notice of his intent to terminate this Agreement Employer may elect, in its sole discretion, to terminate this Agreement and Executive's employment hereunder at any time after receipt of notice from Executive.

         5.5 EFFECT OF TERMINATION. In the case of termination pursuant to sections 5.1, 5.2 or 5.4, the salary and other compensation specified in Section III, unless otherwise specified, shall immediately terminate and cease to accrue. Executive shall not be entitled to any stock options unless they have fully vested and no credit will be given for partial years of employment to ascertain the amount of options that are fully vested.

VI.      INVENTIONS

         6.1 DEFINITIONS. As used herein "INVENTIONS" shall mean all discoveries, inventions, improvements, and ideas relating to any process, formula, program or software, machine, device, manufacture, composition of matter, plan or design, whether patentable or not, and specifically includes, but is not limited to, all designs and developments, of whatsoever nature, relating to computer hardware, software or programs.

         6.2 RIGHTS TO INVENTIONS. Executive shall, during the period of his employment with Employer, make prompt and full disclosure of all Inventions which Executive makes or conceives, individually, jointly, or with any other executive, or Employer or any of its parents, subsidiaries or affiliates, during the period of Executive's employment by Employer. All such inventions shall become Employer's exclusive property.

         Notwithstanding the foregoing, Executive shall retain all his rights in, and shall not be required to assign to the Employer any invention (hereinafter an "EXCLUDED INVENTION"): (a) which was developed entirely on Executive's own time, and (b) which does not relate directly to or have any application to the business of Employer or any of its parents, subsidiaries or affiliates or to their actual or demonstrably anticipated research or development, or which does not result from any work performed by Executive for Employer. This paragraph constitutes written notification to the Executive of the inventions which Executive is not required to assign to Employer. Executive shall advise employer of any invention made or conceived by Executive which Executive believes he is entitled to pursuant to this paragraph.

         6.3 RECORDS. Executive will keep and maintain complete written records of all Inventions made or conceived by Executive, and of all work on investigations done or carried out by Executive for Employer at all stages thereof, which records shall be the property of Employer, except for records of the Excluded Inventions. Upon termination of his employment with Employer, Executive agrees to deliver promptly to Employer any unpublished memoranda, notes, records, reports, sketches, plans, programs, software, or other documents held by him concerning any Inventions or potential Inventions to which Employer would be entitled pursuant to the provisions hereof, including any information, knowledge or data relating thereto, or pertaining to the Employer's business or contemplated business, whether confidential or not.

         6.4 ASSIGNMENTS. During Executive's employment hereunder and after the termination thereof, Executive shall execute, acknowledge, and deliver to Employer all such papers, including applications for or assignments of patents or copyrights or applications for the same, as may be necessary to enable Employer, its nominees, successors or assigns, at its or their expense, to publish, protect by litigation or otherwise, obtain titled and/or copyrights or patents to the Inventions which are the property of Employer pursuant to this Agreement, in any and all countries.

VII.     CONFIDENTIALITY AND NON-COMPETE

         7.1 NON-COMPETITION COVENANT. Executives agrees that, during the period of Executive's employment by Employer and during the one year period immediately following

Executive's employment by Employer or any of its parents, subsidiaries or affiliates in any capacity, he will not, directly or indirectly, own, manage, operate, control, consult with or for, be employed by or an agent for, participate in or be connected in any manner with the ownership, management, operation or control of any business that is competitive with the business of Employer or any of its parents, subsidiaries or affiliates. Further, Executive acknowledges that, as the President of Warrantech Direct, his services are unique and extraordinary, and that the restrictions herein are reasonable for Employer's protection of its legitimate business interests.

         If any court having jurisdiction determines that the foregoing non-compete covenant is invalid due to its duration, coverage or extent, the covenant shall be modified to reduce its duration, coverage or extent as necessary to make such covenant valid, and the covenant as modified then shall be enforced.

         7.2 NON-SOLICITATION. During his employment and for two years after the termination of that employment, for any reason, Executive will not, directly or indirectly, either personally or on behalf of any other entity (whether as a director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise) (i) canvas, solicit, transact or attempt to transact any business from any person or entity who was a customer, client, vendor, dealer, or insurance company of the Employer or any of its parents, subsidiaries or affiliates or any other person or entity having a business relationship with the Employer or any prospective customer, client, vendor, or insurance company of the Employer or any other person or entity the Employer is in negotiations with to enter into a business relationship during the term of Executive's employment or whose identity was revealed to Executive during or as a consequence of his employment; (ii) solicit, induce, entice, hire, employ or attempt to employ any individual employed by the Company as of the termination of his employment or during the prior 12 months; or (iii) take any action which is intended or would reasonably be expected to, adversely affect the Employer, its business, reputation or its relationship with its actual or prospective clients, customers, suppliers, or investors.

         7.3 CONFIDENTIALITY AND TRADE SECRETS. During and after the terms of his employment by Employer, Executive shall not communicate, divulge, or use any secret, confidential information, trade secret, confidential customer list or any confidential information relating to customers, clients, vendors, dealers, insurance companies, suppliers of the Employer or any other person or entity having a relationship with the Employer or any of its parents, subsidiaries or affiliates for any purpose whatsoever except as consented to in writing by Employer. This obligation shall apply with respect to any such item until such item ceases (other than through the action of Executive) to be secret or confidential. Confidential Information shall also include all information contained or stored in the confidential databases of the Employer containing Confidential Information or other information of the Employer. Executive shall have no obligation hereunder to keep confidential any Confidential Information to the extent disclosure of any thereof is required by law or determined in good faith by counsel to Executive to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, Executive shall provide Employer with prompt notice of such requirement so that Employer may seek an appropriate protective order.

         7.4 REMEDIES. In the event of any actual breach by either of the parties of the provisions of this Section VII, then each shall be entitled to all the remedies available by law or in equity, including without limitation the right to obtain damages for said breach and non-adherence and the right to enjoin the other, or any other person or entity in or threatening breach or non-adherence, from continuing, and to remedy, the activities which constitute said breach. The parties acknowledge and agree that any remedies at law may be inadequate in the event of any breach of the provisions of this Section VII, and, therefore they agree and acknowledge that each shall be entitled to all equitable remedies that are appropriate in the event of such breach.

VIII. MISCELLANEOUS.

         8.1 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof and transactions contemplated hereby, and shall be amended or modified only by written instrument signed by all of the parties hereto.

         8.2 WAIVER. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further and continuing waiver of any such condition or breach of any other term, covenant, representation, or warranty of this Agreement, or the agreements or documents executed in connection herewith.

         8.3 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, and assigns, but this Agreement shall not be assignable by Executive. In the event of (i) the merger or consolidation of Employer with or into any other entity, (ii) the acquisition of Employer by any entity, or (iii) the sale or other disposition by Employer of all or substantially all of its businesses and/or assets, this Agreement shall remain legally valid and binding and shall be enforceable by Executive against the surviving entity.

         8.4 GENERAL. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement shall be governed, enforced and construed under the laws of the State of Texas, without regard to its conflict of law provisions. Any dispute arising out of or related to this Agreement shall be subject to the exclusive jurisdiction of the Superior Court of the State of Texas, and the United States District Court for Texas, and the Executive waives, and agrees not to assert, as a defense in any such action or proceeding, that the Executive was not subject to personal jurisdiction thereto or that venue is improper for lack of residence, inconvenient forum or otherwise.

         8.5 REPRESENTATIONS AND INDEMNITIES. Executive represents and warrants to Employer that he has the full right and power to enter into this Agreement and that he is not bound by any restriction or impediment thereto. Executive represents and warrants that he is not subject to any covenant not to compete or any other restriction with any former employer or other entity which would inhibit or restrict Executive's ability to perform any tasks requested by Employer or any of its parents, subsidiaries or affiliates. Executive hereby indemnifies Employer against any claims, losses, damages or expenses that Employer may incur or suffer in connection with any inaccuracy in, or breach of, any of the representations and/or warranties set forth in this Section 8.5.

         8.6 SURVIVABILITY. Notwithstanding anything herein to the contrary, Sections 6.4, 7.1, 7.2, 7.3, 7.4 and 8.5 above shall survive the termination of this Agreement and shall be deemed fully enforceable thereafter.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of April 1, 2003.

WARRANTECH CORPORATION                      EXECUTIVE

By:   /s/ Ron Glime                         /s/ Randall San Antonio
      -------------------------             -------------------------------
                                            Randall San Antonio
Title: Executive V.P.

Date: 5/15/03                               Date:5/15/03

                                    EXHIBIT A


                                  STOCK OPTIONS
                                  -------------


         Warrantech hereby agrees that it will recommend to the Board of Directors, no later than the next scheduled meeting of the Board of Directors, that Executive be granted options (the "OPTIONS") to purchase up to Thirty Thousand (30,000) shares of Warrantech common stock ("STOCK") under its 1998
Employee Incentive Stock Option Plan, as amended (the "PLAN") at an exercise price equal to the opening price of the Stock on the date such Options are approved by the Board of Directors. The issuance of the Options is subject to the approval of the Board of Directors, in its sole discretion.

         Subject to the terms and conditions of the Plan, which is hereby incorporated by reference, the Options will vest, become exercisable and expire as set forth in the Option Vesting Schedule below; provided, however, that 50% of the total number of Options which may vest in any year shall vest only if, for the applicable fiscal year, Warrantech shall have met its "budget projections" and the remaining 50% shall vest only if Warrantech Direct shall have met its "budget projections." Any Options that do not vest on their assigned date will be cancelled and will not be carried forward to any later vesting date.


                             OPTION VESTING SCHEDULE
                             -----------------------

------------------- ----------------- ----------------- ----------------- ----------------- -----------------
                                         PER SHARE        TOTAL SHARE
                                          EXERCISE      VALUE @ DATE OF                     EXPIRATION DATE
                      # OF SHARES          PRICE*            GRANT*         VESTING DATE
------------------- ----------------- ----------------- ----------------- ----------------- -----------------
Common Options          10,000            $1.45            $14,500          March 31, 2004    March 30,2009
-------------------------------------------------------------------------------------------------------------
Common Options          10,000            $1.45            $14,500          March 31, 2005    March 30,2010
-------------------------------------------------------------------------------------------------------------
Common Options          10,000            $1.45            $14,500          March 31, 2006    March 30,2011
-------------------------------------------------------------------------------------------------------------
  TOTAL                 30,000                             $43,500
-------------------------------------------------------------------------------------------------------------


         Warrantech, or Warrantech Direct, as the case may be, shall be deemed to have met its "budget projections" for the applicable fiscal year if and only if it attains its projected earnings before interest and taxes ("EBIT") as established in the Warrantech projected budget for the fiscal year immediately preceding the year in which the Options are scheduled to vest. In calculating EBIT, the parties shall rely upon the financial statements of the Consolidated Companies as prepared by its independent certified public accountants, which financial statements shall be prepared in a manner consistent with generally accepted accounting principles.